UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
FORM 8-K
____________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 7, 2015 (January 6, 2015)
ALPHA NATURAL RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32331	42-1638663
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

One Alpha Place, P.O. Box 16429,
Bristol, VA 24209
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (276) 619-4410
(Former name or former address, if changed since last report)
____________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 6, 2015, Frank J. Wood, Executive Vice President and Chief Financial Officer of Alpha Natural Resources, Inc. (the “Company”) notified the Company of his intention to voluntarily retire, effective February 28, 2015 (the “Transition Date”).

Also on January 6, 2015, the Board elected Philip J. Cavatoni, the Company’s Executive Vice President and Chief Strategy Officer, to the additional position of Chief Financial Officer, and Alan W. Jones Jr. as the Company’s Senior Vice President, Chief Accounting Officer and Controller, each appointment to be effective as of the Transition Date.

Mr. Cavatoni

From the Transition Date, Mr. Cavatoni will serve as the Company’s Executive Vice President and Chief Financial and Strategy Officer. Mr. Cavatoni, 51, has served as the Company’s Executive Vice President and Chief Strategy Officer since July 2009. Prior to his current position, he served as Treasurer and Executive Vice President — Finance and Strategy from February 2009 until July 2009. Before joining the Company, Mr. Cavatoni held various positions with JPMorgan Chase & Co., a global financial services firm (“JPM”), beginning in 1991. Mr. Cavatoni’s most recent position with JPM was managing director and head of the firm’s global paper, packaging and building products practice, in which he served as the senior investment banker responsible for management of client relationships, advisory and financing transactions and the strategic allocation of capital across the sector. Additionally, Mr. Cavatoni was responsible for JPM’s midwest mergers and acquisitions practice, coordinating the execution of transactions and business development for the firm’s midwest clients.

In connection with Mr. Cavatoni’s appointment, the Compensation Committee of the Company’s Board of Directors approved an increase in Mr. Cavatoni’s annual base salary, effective as of the Transition Date, to $500,000.

On January 6, 2015, Mr. Cavatoni entered into a retention agreement with the Company that will become effective upon the effectiveness of his appointment as Executive Vice President and Chief Financial and Strategy Officer. Except as described below, the retention agreement provides that Mr. Cavatoni must be employed on a full-time basis by the Company or its subsidiaries on the following vesting dates to receive each related retention payment: on September 1, 2015, $120,000; on March 1, 2016, $180,000; and on March 1, 2017, $300,000.

If Mr. Cavatoni’s employment with the Company and its subsidiaries terminates because he retires or voluntarily resigns, he will forfeit any unvested retention payment. If his employment with the Company and its subsidiaries terminates due to death or disability, or he is terminated for any reason other than for cause, during the applicable retention period, he (or his estate) will be entitled to a pro-rata portion of the payments provided for by the retention agreement equal to the number of complete months he was employed with the Company and its subsidiaries during the retention period, less any previously paid amounts. In the event that Mr. Cavatoni’s employment with the Company terminates due to certain corporate events, any unvested retention payments will vest immediately prior to such event.

The retention agreement also includes a non-solicitation covenant providing that, during his employment with the Company and its subsidiaries and for twelve months thereafter, Mr. Cavatoni will not solicit employees, customers, suppliers and certain others associated with the Company and its subsidiaries.

Mr. Jones

Mr. Jones, 43, has served as Senior Vice President and Controller of the Company’s wholly-owned subsidiary, Alpha Natural Resources Services, LLC, since June 2009. Prior to his current position, Mr. Jones was a partner with the accounting firm Ernst and Young LLP, where he served for seventeen years, working primarily with large public corporations in the mining, energy, utility and consumer products sectors. Mr. Jones earned a bachelor of science degree in accounting from Virginia Commonwealth University in 1992 and is a certified public accountant.

Mr. Wood

The Company anticipates that it will enter into an agreement with Mr. Wood, prior to the Transition Date, under which he will provide consulting services to the Company after his retirement. The terms of this agreement have not yet been determined.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alpha Natural Resources, Inc.

January 7, 2015	By:	/s/ William L. Phillips III
Name: William L. Phillips III
Title: Assistant Secretary